EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We have issued our reports dated September 11, 2007, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Peerless Mfg. Co. and subsidiaries on Form 10-K for the year ended June 30, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Peerless Mfg. Co. and subsidiaries on Forms S-8 (File No. 333-17229, effective November 12, 1999, and File No. 333-76754, effective January 15, 2002).

/s/ Grant Thornton LLP Dallas, Texas September 11, 2007